Exhibit 10.1

Board of Directors	Services Agreement

THIS BOARD OF DIRECTORS SERVICES AGREEMENT (“Agreement”), dated October 21, 2026, is entered into between Galaxy Gaming, Inc., a Nevada corporation, (“Company”), and John Boushy, an individual with a principal place of residence in Nevada (“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors (“Board”) for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Board Duties. Director agrees to provide services to the Company as a member of the Board. Director will act loyally and in good faith to discharge the duties of Director and will abide by all policies and decisions made by the Board, as well as all applicable federal, state and local laws, regulations or ordinances. In him capacity as a Director, Director will act solely on behalf of Company. Director will participate on Board Committees, as agreed by the Board and Director. Director shall strive to attend all meetings of the Board, to discuss any matter involving the Company, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director agrees to:

a. discharge the duties of a director in good faith and in a manner reasonably believed to be in the best interests of the Company and its stockholders;

b. comply with the Company’s Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Insider Trading Policy, Regulation FD Policy, Clawback Policy, and other policies adopted by the Board from time to time;

c. devote such time as is reasonably necessary to perform the duties of a director;

d attend meetings of the Board and committees on which Director serves whenever reasonably practicable; and

e. cooperate with the Company in connection with governmental, regulatory, litigation, investigative, compliance, licensing, audit and corporate matters relating to periods during which Director serves on the Board.

2. Term. Director shall serve as Director for an initial term commencing on October 21, 2026 (“Effective Date”) and continue until the earlier of: (i) Director’s resignation; (ii) Director’s removal in accordance with Nevada law, the Company’s governing documents or applicable stockholder action; (iii) Director’s failure to be elected or re-elected to the Board; or (iv) termination of service as a director for any other reason. Director may voluntarily resign the position as Director at any time and without penalty or liability of any kind. Termination of Board service shall not affect any rights that survive termination, including indemnification, advancement, confidentiality and other provisions expressly surviving under this Agreement. Following cessation of Board service, at company’s request, Director agrees to reasonably cooperate with the Company regarding matters arising from events during Director’s Service. The Company will reimburse reasonable out-of-pocket expenses incurred in connection with such requested cooperation

3. Compensation. As compensation for the services provided herein, the Company shall pay to Director the following compensation:

a.

Signing bonus of 45,000 restricted shares of the Company’s common stock, vested in equal 1/3 increments over three years provided Director remains in continued service as a member of the Board of Directors for the Company during the three (3) year period.

b.	Annual total compensation equivalent to $150,000.00, split 60/40 percent amongst cash and stock. The 60% cash portion of compensation will be paid in 12 monthly installments, one month in arrears.

c.

Beginning after October 2026, grants of Restricted Stock equivalent to one quarter (1/4) of the 40% of total compensation. Such shares are granted quarterly in arrears and vested immediately upon grant. The shares are priced when granted, using the 30-day trailing average of the stock price for Company stock as reported on the OTC market. The Restricted Stock grant shall be controlled by, and subject to the Plan.

d.	Amounts due under Section 3(b) above for October of 2026 and under 3(c) above for Q4 2026, will be prorated from the date Director commences Board service.

e.

Director acknowledges that compensation may be modified by the Board from time to time without amendment to this Agreement. All equity awards shall be granted pursuant to the Company’s applicable equity incentive plan and award agreements.

f.

Director acknowledges that compensation and equity awards may be subject to recoupment, cancellation, forfeiture or clawback pursuant to Company policy, applicable securities laws, stock exchange requirements, or applicable governmental regulations (“Clawback Policy”).

4. Expenses. The Company will reimburse Director for reasonable out-of-pocket expenses incurred in connection with discharging him duties as a Board member. Any additional expenses shall be pre-approved in writing (including via e-mail) by the Chief Executive Officer or the Chief Financial Officer of the Company and will be reimbursed subject to receiving reasonable substantiation documentation relating to such expenses. The Company may adopt expense reimbursement procedures and documentation requirements from time to time.

5. No Conflict of Interest. Director will not, at any time while serving as a Director, accept any engagement for work, paid or unpaid, that at the time such engagement is undertaken creates a conflict of interest with the Company that is imminent and evident. If the Board reasonably believes such a conflict exists and can demonstrate that such a conflict existed at the time Director commenced such work, the Board may ask Director to discontinue such work. If the parties cannot reach agreement, either party may request a determination by an arbitrator and if the Board’s determination hereunder is upheld by the arbitrator, and Director then refuses to promptly resign the conflicting engagement, such refusal shall constitute a material breach of this Agreement. By signature to this Agreement, would restrict service on the Board and (ii) Director will not provide the Company with any documents, records, or other confidential information belonging to other parties. Director shall promptly disclose any actual, potential or apparent conflict of interest involving the Company and comply with the Company’s Related Party Transaction Policy and conflict of interest procedures. Nothing in this Agreement prevents Director from serving on boards of other entities, provided such service does not create a material conflict of interest.

6. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from knowingly making, causing to be made, publishing, ratifying or endorsing false or malicious statements regarding the other party. Nothing in this Agreement shall prohibit any party from providing truthful information to a governmental or regulatory agency, participating in a governmental investigation, complying with legal process or exercising rights protected by applicable law.

7. Ownership of Materials. All Board materials, reports, memoranda, analyses, records, notes, electronic files and materials relating to Company business shall remain the property of the Company. Upon termination of Board service, Director shall promptly return or destroy Company materials as requested by the Company, subject to legal retention obligations.

8. Indemnification. The Company will indemnify Director, to the maximum extent permitted by applicable law, and the Company’s governing documents, against all claims, costs, charges and expenses incurred or sustained by Director in connection with any action, suit or proceeding to which Director may be made a party by reason of being a Director. Director agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of Director’ relationship with the Company. In addition, Director shall be provided the opportunity to execute a separate Indemnification Agreement consistent with such agreements offered to other Directors and Officers of the company. Company agrees to maintain liability insurance for the benefit of Director having coverage and policy limits no less favorable to Directors than those in effect at the Effective Date. Director shall be entitled to the full protection of any insurance policies, which the Company may elect to maintain generally for the benefit of its Directors. To the fullest extent permitted under Nevada law, the Company shall advance expenses incurred by Director in connection with any proceeding arising from Director’s service to the Company, subject to any undertaking required by applicable law.

9. Confidentiality. Director’ position with the Company will or has resulted in exposure and access to confidential and proprietary information to which Director did not have access prior to holding the position, which information is of great value to the Company and the disclosure of which, directly or indirectly, would be irreparably injurious and detrimental to the Company. Director agrees to use best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Director shall not at any time use, disclose or make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its affiliates, or divulge, disclose, communicate to any person, firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information of the Company, including without limitation all Confidential Information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing.

For the purpose of the Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries or affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, developed by or learned by Director as a result of Director’ relationship with the Company. Confidential Information includes, but is not limited to the Company’s product development and marketing programs, data, future plans, formulas, finances, profits, sales, net income, indebtedness, financial management systems, pricing systems, methods of operation and determination of prices, processes, trade secrets, client lists, suppliers, organizational charts, salary and benefit programs, training programs, computer software, development or experimental work, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other information or documents which Director is told or reasonably ought to know that the Company regards as confidential. Confidential Information is not information that is or becomes generally known other than through Director’ acts in violation of this Agreement. Disclosures made by the Company to governmental authorities, to its clients or potential clients, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by the Company in any litigation or administrative or governmental proceedings shall not mean that the matters so disclosed are available to the general public.

Director agrees that all records, reports, notes, compilations, or other recorded matter, and copies or reproductions thereof, relating to the Confidential Information or any other aspect of the Company’s operations, activities or business, made or received by Director during any period of affiliation with the Company whether or not Confidential Information (including but not limited to, documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in Director’ possession (and all copies thereof) containing any such information created in whole or in part by Director, even if the items do not contain Confidential Information) are and shall be the Company’s exclusive property, and Director will keep the same at all times in the Company’s custody and subject to its control, and will promptly deliver the same to Company upon separation for any reason whatsoever (or at any prior time at the request of the Company).

10. Gaming Regulatory Matters. Director acknowledges that the Company operates in a regulated gaming environment. Director agrees to: (i) cooperate fully with any gaming regulatory authority; (ii) provide information reasonably requested by the Company relating to regulatory suitability or licensing matters; (iii) promptly notify the Company of any event that could reasonably affect Director’s suitability, licensing status, independence, qualifications, or ability to serve; and (iv) execute applications, disclosures and authorizations reasonably required by gaming authorities or the Company. If a gaming authority requires Director’s resignation, removal, disqualification, or cessation of service, Director shall promptly cooperate with the Company in implementing such requirement.

11. Cyber Security and Information Security. Director agrees to use good faith and reasonable efforts to protect Company Information from unauthorized access, use, disclosure or loss. Director agrees to comply with Company information security policies applicable to directors, including requirements concerning any electronic Board portal, electronic communications, passwords, multifactor authentication, secure document storage and destruction of records.

12. Attorney-Client Privilege. Director acknowledges that certain Company communications may be protected by attorney-client privilege, work-product doctrine or other legal protections. Director shall not intentionally waive, impair or disclose privileged communications except as authorized by the Company or required by law. The Company shall retain sole authority to assert, waive or control privilege relating to Company matters.

13. Governing Law/Venue/Jury Trial Waiver. The Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the State of Nevada, excluding its conflicts of laws provisions. Each of the parties irrevocably agrees to submit to the personal exclusive jurisdiction of the courts of the state of Nevada, in Las Vegas, Nevada in respect of any claim or dispute arising out of or in connection with this Agreement or its subject matter or formation. ANY RIGHT BY EITHER PARTY TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

14. Attorney’s Fees. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

15. Survivability. Sections 6-14 of this Agreement shall survive any separation of Director serving as a Director and/or the termination of the Agreement.

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

COMPANY:	DIRECTOR:

By: /s/ Matt Reback	By: /s/ John Boushy
Matt Reback, President and CEO	John Boushy